EXHIBIT 99.1

PRESS RELEASE

Contact:

Nicole Estrin

Associate Director of Corporate

Communications & IR

408-215-4572

nestrin@nuvelo.com

Carolyn Bumgardner Wang

WeissComm Partners, Inc.

212-331-7807

carolyn@weisscommpartners.com

NUVELO PARTNERS WITH KIRIN TO DEVELOP NU206, A LEAD COMPOUND

FROM ITS SECRETED PROTEINS PROGRAM

SUNNYVALE, Calif., April 4, 2005—Nuvelo, Inc. (NASDAQ: NUVO) today announced that it has entered a new development collaboration with the Pharmaceutical Division of Kirin Brewery Co., Ltd. to advance a potent growth factor, NU206, which entered IND-enabling studies late in 2004. Under the terms of the new agreement, Nuvelo will receive a $2 million upfront payment from Kirin for NU206 with Nuvelo leading worldwide development, manufacturing and commercialization. All expenses and operating profits will be shared in a 60(Nuvelo)/40(Kirin) ratio while Nuvelo and Kirin are both actively collaborating under the agreement.

Scientists from Nuvelo and Kirin worked together to identify and characterize NU206 as part of a longstanding collaboration focused on the discovery of novel, secreted proteins. NU206 is the first compound to move into IND-enabling studies from this program. Research to date indicates that NU206 acts as a specific and potent stimulator of alimentary epithelial cells and therefore could have potential clinical utility in both inflammatory bowel disease and in chemotherapy or radiation therapy induced mucositis.

“The advancement of NU206 is an important milestone achievement that demonstrates Nuvelo’s proprietary research can produce novel candidates to supplement our promising late-stage clinical pipeline focused on acute cardiovascular disease,” said Dr. Michael Levy, senior vice president of research and development for Nuvelo. “In animal disease models, this compound shows promise for treating chemotherapy and radiation therapy induced oral and gastrointestinal mucositis, as well as inflammatory bowel conditions, such as Crohn’s disease or ulcerative colitis. Our collaboration with Kirin has resulted in additional promising leads, and we look forward to progressing other potential candidates in a similar fashion.”

675 Almanor Avenue, Sunnyvale, CA 94085	tel: 408/215-4000	fax: 408/215-4001	www.nuvelo.com

“This new partnership further validates our successful relationship with Nuvelo to date,” said Toshifumi Mikayama, vice president of planning for Kirin. “We are very pleased with the productive outcome of the collaboration with Nuvelo. Nuvelo’s novel gene sequences and target identification capabilities coupled with Kirin’s proprietary technologies have yielded a promising early-stage product candidate in NU206.”

About Nuvelo

Nuvelo, Inc. is engaged in the discovery, development and commercialization of life improving therapeutics for the treatment of human disease. Nuvelo’s clinical pipeline includes three product candidates, alfimeprase, a direct acting thrombolytic for the treatment of acute peripheral arterial occlusion (PAO) and catheter occlusion; rNAPc2, an anticoagulant that inhibits factor VIIa/tissue factor and ARC183, a direct thrombin inhibitor that is being developed for use in acute anticoagulant applications. Nuvelo recently identified NU206 as a preclinical development candidate from its proprietary research programs and expects to leverage expertise in secreted proteins and antibody discovery to expand its pipeline and create partnering and licensing opportunities.

Information about Nuvelo is available at our website at www.nuvelo.com or by phoning 408-215-4000.

About Kirin

Kirin Brewery Co., Ltd, located in Tokyo, Japan, is the world’s foremost brewery. Its Pharmaceutical Division focuses on kidney diseases, cancers (including hematopoietic diseases), and immune-system/allergy-related diseases and has recently been focused on the areas of cell therapy and fully human antibodies. www.kirin.co.jp

This press release contains “forward-looking statements” regarding the timing and progress of Nuvelo’s clinical stage and internal research programs, the expenses, revenues and the potential for profits from sales of any drug products resulting from such programs, which statements are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements are based on our management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward looking statements as a result of many factors, including, without limitation, uncertainties relating to drug discovery; clinical development processes; enrollment rates for patients in our clinical trials; changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements; the impact of competitive products and technological changes; uncertainties relating to patent protection and uncertainties relating to our ability to obtain funding. These and other factors are identified and described in more detail in Nuvelo filings with the SEC, including without limitation Nuvelo’s recent annual report on Form 10-K for the year ended December 31, 2004 and subsequent filings. We disclaim any intent or obligation to update these forward-looking statements.

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675 Almanor Avenue, Sunnyvale, CA 94085	tel: 408/215-4000	fax: 408/524-4001	www.nuvelo.com